UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2009

RETAIL VENTURES, INC.
 (Exact name of registrant as specified in its charter)

Ohio	1-10767	20-0090238
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4150 E. Fifth Avenue Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 238-4148

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2009, Retail Ventures, Inc. (the “Company”) and DSW Inc. (“DSW”) entered into a settlement agreement (the “Settlement Agreement”) with FB Liquidating Estate, Inc., formerly known as Filene’s Basement, Inc. (“Liquidating Filene’s Basement”), FB Services LLC and FB Leasing Services LLC (collectively, the “Debtors”) and the Official Committee of Unsecured Creditors (the “Committee”) appointed in the Chapter 11 case for the Debtors. The Settlement Agreement remains subject to approval of the Bankruptcy Court for the District of Delaware presiding over the Chapter 11 case for the Debtors (“Court Approval”). The Debtors and the Committee have filed a motion with the court requesting a hearing related to approval of the Settlement Agreement on October 15, 2009; however, no assurance can be given as to the timing or outcome of such hearing. In the event the Settlement Agreement is not approved, the Settlement Agreement will terminate. Under the Settlement Agreement, effective upon Court Approval, the Company’s claims against the Debtors in respect of $52.6 million in notes receivable will be released (during the quarter ended May 2, 2009, the Company recorded an allowance to fully reserve for these notes receivable as a result of the disposition of the Debtors to FB II Acquisition Corp., a subsidiary of Buxbaum Holdings, Inc.); the Company will assume the rights and obligations related to (and agree to indemnify Liquidating Filene’s Basement with regard to certain matters arising out of) the Liquidating Filene’s Basement defined benefit pension plan (the “Pension Plan”); and the Debtors and the Committee will allow certain general unsecured claims for amounts owed to the Company and DSW. The parties have also agreed to certain provisions affecting the proper allocation of proceeds paid to the Company or Liquidating Filene’s Basement in connection with specified third party litigation and to certain provisions related to the Debtors’ recovery from third parties that are the beneficiaries of letters of credit or hold collateral related to workers’ compensation claims. The Settlement Agreement also provides for certain mutual releases among the Debtors, the Committee, the Company, DSW and other parties.

Although the Settlement Agreement, if approved by the court, would provide that the Company and DSW will have certain allowed claims against the Debtors, there can be no assurance as to whether the Company or DSW will ultimately recover any amounts from the Debtors in connection with these claims. No distributions from the Debtors’ estates will be made unless and until a plan of reorganization of the Debtors is proposed, voted on and confirmed by the court, and there can be no assurance as to when or whether such events will occur. In addition, as a result of the releases provided by the Settlement Agreement, the Company and DSW will relinquish the right to pursue additional claims, which may include unknown or unmatured claims, against the Debtors.

By agreeing to assume the Pension Plan, the Company will become responsible for maintaining this plan effective upon Court Approval, including the cost of contributions to satisfy the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended, and the costs incident to the normal administration of the plan and any possible deficiencies in plan administration. Required annual contributions will depend in part on changes in the fair market value of plan assets, as well as changes in interest rates used in calculating the accumulated benefit obligation, and such changes may be materially adverse during periods of market instability or decline. Any contributions made by the Company could negatively affect the significant liquidity issues at the Company, discussed under “Certain Other Risk Factors Relating to RVI” in the Company’s Annual Report on Form 10-K for the 2008 fiscal year.

The foregoing description is qualified in its entirety by reference to the terms of the Settlement Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Settlement Agreement, dated as of September 25, 2009, by and among Retail Ventures, Inc., DSW Inc., FB Liquidating Estate, Inc., FB Services LLC, FB Leasing Services LLC and the Official Committee of Unsecured Creditors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL VENTURES, INC.

Date: September 25, 2009	By:	/s/ James A. McGrady

James A. McGrady Chief Executive Officer, Chief Financial Officer, President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Settlement Agreement, dated as of September 25, 2009, by and among Retail Ventures, Inc., DSW Inc., FB Liquidating Estate, Inc., FB Services LLC, FB Leasing Services LLC and the Official Committee of Unsecured Creditors.